Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Reports First Quarter Fiscal 2027 Results

Continued strength in core growth engines supports reaffirmed Fiscal 2027 outlook

Racine, WI – July 29, 2026 – Modine (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter ended June 30, 2026.

First Quarter Highlights:

●	Net sales of $874.1 million increased $191.3 million, or 28 percent, from the prior year
●	Net earnings of $74.3 million increased $22.6 million, or 44 percent, from the prior year
●	Adjusted EBITDA of $106.5 million increased $5.1 million, or 5 percent, from the prior year
●	Earnings per share of $1.37 increased $0.42, or 44 percent, from the prior year
●	Adjusted earnings per share of $1.53 increased $0.47, or 44 percent, from the prior year

“Our targeted growth businesses continued to deliver strong, sustainable year-over-year top-line improvements, including Data Centers and Commercial HVAC revenue expansion of 90% and 22%, respectively,” said Modine President and Chief Executive Officer, Neil D. Brinker. “As anticipated, our first quarter was impacted by the supply chain constraints we discussed last quarter, which limited production and temporarily reduced margins within our Data Centers segment. We are taking decisive actions to secure supply, including working closely with our partners to lock in volume requirements while simultaneously qualifying additional suppliers. These initiatives are yielding positive results, driving sequential volume and margin improvements as the quarter progressed. Our team continues to drive operational efficiency and ramp production across our manufacturing footprint, keeping us fully on track to meet future customer commitments and deliver on our full-year financial outlook.”

First Quarter Financial Results

Net sales increased 28 percent to $874.1 million, compared with $682.8 million in the prior year. Sales growth was driven by higher sales in the Data Centers and Commercial HVAC segments, partially offset by lower sales in the Performance Technologies segment.

Gross profit increased 10 percent to $182.0 million and gross margin decreased by 340 basis points to 20.8 percent. Gross profit increased in the Data Centers and Commercial HVAC segments, while Performance Technologies experienced a decline in gross profit. The decrease in gross margin resulted from lower gross margins in all three business segments, as further discussed below.

Selling, general and administrative (“SG&A”) expenses increased 22 percent to $103.3 million, but decreased as a percentage of sales. The increase in SG&A expenses was primarily due to higher expenses in the Data Centers segment to support growth, incremental expenses from acquisitions in the Commercial HVAC segment, costs related to the pending spin-off of the Performance Technologies segment, and higher expenses related to incentive compensation.

Operating income decreased 1 percent to $74.8 million. The decrease was driven by higher SG&A expenses to support growth and to prepare for the spin-off of the Performance Technologies segment, partially offset by higher gross profit on higher sales volume, as compared to the prior year. The Company recorded $3.9 million of restructuring expenses during the quarter, primarily severance expenses related to headcount reductions and costs related to equipment transfers. In addition, the Company incurred $7.1 million of costs related to the pending spin-off of the Performance Technologies segment. Adjusted EBITDA, which excludes restructuring expenses, disposition costs, certain other charges, interest expense, the benefit or provision for income taxes, and depreciation and amortization expense, was $106.5 million, an increase of $5.1 million, or 5 percent compared to the prior year.

Earnings per share was $1.37, compared with $0.95 in the prior year, an increase of $0.42 or 44 percent. Adjusted earnings per share was $1.53, compared with adjusted earnings per share of $1.06 in the prior year, an increase of $0.47 or 44 percent. This included a favorable income tax benefit related to shares issued for stock-based incentive compensation awards during the quarter, which is expected to be largely offset by the negative impact of nondeductible compensation within the fiscal year.

First Quarter Segment Review

●	Data Centers segment sales were $348.6 million, compared with $183.7 million one year ago, an increase of 90 percent. This increase was primarily driven by higher sales to hyperscale customers in North America. The segment reported gross margin of 20.2 percent, which was 960 basis points lower than the prior year. This decrease was primarily due to higher expenses related to the capacity expansion in North America combined with the temporary impact of production inefficiencies due to supply chain constraints, higher material costs, and higher warranty expense, as the prior year benefited from the favorable settlement of a warranty claim. SG&A expenses decreased as a percentage of sales due to the significant increase in revenue. The segment reported operating income of $46.3 million, a 33 percent increase from the prior year, and adjusted EBITDA of $51.7 million, an increase of 27 percent from the prior year.
●	Commercial HVAC segment sales were $261.6 million, compared with $214.2 million one year ago, an increase of 22 percent. This increase was primarily driven by higher coil sales to data center customers and $19.7 million of incremental sales from acquired businesses. The segment reported gross margin of 24.4 percent, which was 280 basis points lower than the prior year, primarily due to unfavorable sales mix and temporary inefficiencies due to production transfers. The segment reported operating income of $31.4 million, a 2 percent decrease from the prior year, and adjusted EBITDA of $41.6 million, a 7 percent increase from the prior year.
●	Performance Technologies segment sales were $277.8 million, compared with $285.5 million one year ago, a decrease of 3 percent. This decrease primarily resulted from lower sales to automotive and commercial vehicle customers due to market weakness, partially offset by higher sales to power generation customers. The segment reported gross margin of 17.6 percent, which was 60 basis points lower than the prior year, primarily due to higher material and tariff costs. The segment reported operating income of $27.6 million, a 4 percent increase from the prior year, and adjusted EBITDA of $36.2 million, a 3 percent decrease from the prior year.

Balance Sheet & Liquidity

Net cash provided by operating activities for the quarter ended June 30, 2026, was $41.4 million, an increase of $13.7 million compared to the prior year. Free cash flow for the quarter ended June 30, 2026, was a use of $5.0 million, a decrease of $5.2 million from the prior year. This decrease was primarily due to higher capital expenditures to increase production capacity in the Data Centers segment, partially offset by favorable net changes in working capital. Cash payments for restructuring activities and disposition costs totaled $14.9 million during the quarter ended June 30, 2026.

Total debt was $528.2 million as of June 30, 2026. Cash and cash equivalents totaled $95.3 million as of June 30, 2026. Net debt was $432.9 million as of June 30, 2026, an increase of $70.1 million from the end of fiscal 2026. This increase resulted from purchases of stock in conjunction with our equity compensation plan. Under this plan, participants have the option to sell back shares of their vested equity awards to satisfy individual tax withholding obligations. These repurchased shares are held as treasury stock, which reduces the number of shares outstanding used to calculate earnings per share.

Outlook

“Our financial outlook for Fiscal 2027 remains unchanged, and we remain confident in our ability to deliver another year of record-breaking results,” said Modine President and Chief Executive Officer, Neil D. Brinker. “In response to the near-term supply chain challenges in our Data Centers segment, we are taking decisive actions to resolve these bottlenecks and have already made significant progress. Demand for our products remains robust as evidenced by three consecutive quarters of record order intake leading to our backlog nearly doubling over the past year. Now we are focused on operational execution across the enterprise, which will allow us to deliver on our near- and long-term goals. Simultaneously, we are also progressing on our long-term strategic transformation. Our planned spin-off and merger of the Performance Technologies business with Gentherm remains firmly on schedule to close in the fourth calendar quarter of this year, having cleared several major milestones this past quarter.”

The current full-year guidance remains unchanged and continues to reflect the Performance Technologies business for the entirety of fiscal 2027. Following the close of the transaction (expected in the fourth quarter of calendar 2026), Modine will issue an updated outlook reflecting the continuing business.

Fiscal 2027	Current Outlook
Net Sales	+20% to 35%
Adjusted EBITDA	$650 to $680 million

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, July 30, 2026, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss its first quarter fiscal year 2027 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after July 30, 2026. A call-in replay will be available through midnight on August 6, 2026, at 877-660-6853, (international replay 201-612-7415); Conference ID# 13761279. The Company will post a transcript of the call on its website on or after August 3, 2026.

About Modine

For more than 100 years, Modine has solved the toughest thermal management challenges for mission-critical applications. Our purpose of Engineering a Cleaner, Healthier World™ means we are always evolving our portfolio of technologies to provide the latest heating, cooling, and ventilation solutions. Through the hard work of more than 13,000 employees worldwide, our businesses advance our purpose with systems that improve air quality, reduce energy and water consumption, lower harmful emissions, enable cleaner running vehicles, and use environmentally friendly refrigerants. Modine is a global company headquartered in Racine, Wisconsin (U.S.), with operations in North America, South America, Europe, and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” “projects,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's most recent Annual Report on Form 10-K. Other risks and uncertainties include, but are not limited to, the following: the impact of potential adverse developments or disruptions in the global economy and financial markets, including impacts related to geopolitical tensions and military conflicts, including the conflict between the U.S. and Iran, inflation, energy costs, government incentive or funding programs, supply chain challenges or supplier constraints, logistical disruptions, tariffs, sanctions and other trade issues or cross-border trade restrictions; the impact of other economic, social and political conditions, changes and challenges in the markets where we operate and compete, including foreign currency exchange rate fluctuations, changes in interest rates, tightening of the credit markets, recession or recovery therefrom, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties, including the impact on demand for our products and the markets we serve from regulatory and/or policy changes that have been or may be implemented in the U.S. or abroad, including those related to tax and trade, climate change, and public health threats; the overall health and pricing focus of our customers; changes or threats to the market growth prospects for our customers; our ability to successfully exit portions of our business that do not align with our strategic plans, including the various risks related to the pending Reverse Morris Trust transaction with Gentherm; our ability to realize the sales growth and return on investments anticipated in our Data Centers segment and our ability to execute on other organic growth opportunities and acquisitions; our ability to realize anticipated benefits, including improved profit margins and cash flow, from strategic initiatives and our continued application of 80/20 principles across our businesses; our ability to be at the forefront of technological advances and the impacts of any changes in the adoption rate of technologies that we expect to drive sales growth; our ability to effectively and efficiently manage our operations in response to sales volume changes, including maintaining adequate production capacity to meet demand in our growing businesses, particularly in our Data Centers segment, while also completing restructuring activities and realizing benefits thereof; our ability to fund our global liquidity requirements efficiently and comply with the financial covenants in our credit agreements; operational inefficiencies as a result of product or program launches, unexpected volume increases or decreases, product transfers and product warranty and liability claims; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components and related costs, and our ability to adjust product pricing in response to any such increases; our ability to recruit and maintain talent in managerial, leadership, operational and administrative functions and to mitigate increased labor costs; our ability to protect our proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation and the increasing emphasis on environmental, social and corporate governance matters; our ability to realize the benefits of deferred tax assets and the impact of changes in tax regulations; and other risks and uncertainties identified in our public filings with the U.S. Securities and Exchange Commission. Forward-looking statements are as of the date of this press release, and we do not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, net debt, free cash flow, organic sales and organic sales growth (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity. These measures are not, and should not be viewed as, substitutes for the applicable GAAP measures, and may be different from similarly titled measures used by other companies.

Definition – Adjusted EBITDA and adjusted EBITDA margin

The Company defines adjusted EBITDA as net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, impairment charges, pension termination charges, acquisition and disposition costs, and certain other gains or charges. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales. The Company believes that adjusted EBITDA and adjusted EBITDA margin provide relevant measures of profitability and earnings power. The Company views these financial metrics as being useful in assessing operating performance from period to period by excluding certain items that it believes are not representative of its core business. Adjusted EBITDA, when calculated for the business segments, is defined as operating income excluding depreciation and amortization expenses, restructuring expenses, impairment charges, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, impairment charges, pension termination charges, acquisition and disposition costs, and excluding changes in income tax valuation allowances and certain other gains or charges. Adjusted earnings per share is an overall performance measure, not including costs associated with restructuring, acquisitions, and dispositions and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. Net debt is an indicator of the Company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment. Free cash flow presents cash generated from operations during the period that is available for strategic capital decisions.

Definition – Organic sales and organic sales growth

Net sales and net sales growth can be impacted by acquisitions, dispositions, and foreign currency exchange rate fluctuations. The Company defines organic sales as external net sales excluding the impact of acquisitions and the effects of foreign currency exchange rate fluctuations. Organic sales growth represents the percentage change of organic sales compared to prior year external net sales, excluding the impact of dispositions. The effect of exchange rate changes is calculated by using the same foreign currency exchange rates as those used to translate financial data for the prior period. The Company adjusts for acquisitions and dispositions by excluding net sales in the current and prior periods, respectively, for which there are no comparable sales in the reported periods. These sales growth measures provide a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations or acquisitions and dispositions.

Forward-looking non-GAAP financial measure

The Company’s fiscal 2027 guidance includes adjusted EBITDA, as defined above, which is a non-GAAP financial measure. The fiscal 2027 guidance includes the Company’s estimates for interest expense of approximately $24 to $27 million, a provision for income taxes of approximately $130 to $140 million, and depreciation and amortization expense of approximately $87 to $92 million. The non-GAAP financial measure also excludes certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance and equipment transfer costs), impairment charges, acquisition and disposition costs, and certain other items. These expenses for the first three months of fiscal 2027 are presented on page 8. In connection with the pending Reverse Morris Trust transaction with Gentherm, the Company expects to incur approximately $25 to $35 million of additional costs during the remainder of fiscal 2027, primarily for transaction advisory, legal, accounting, tax and other professional services. Estimates of other expenses and gains for the remainder of fiscal 2027 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company

Consolidated statements of operations (unaudited)

(In millions, except per share amounts)

	Three months ended June 30,
	2026	2025
Net sales	$874.1	$682.8
Cost of sales	692.1	517.4
Gross profit	182.0	165.4
Selling, general & administrative expenses	103.3	84.9
Restructuring expenses	3.9	4.8
Operating income	74.8	75.7
Interest expense	(6.4)	(5.8)
Other income (expense) – net	0.2	(4.2)
Earnings before income taxes	68.6	65.7
Benefit (provision) for income taxes	5.7	(14.0)
Net earnings	74.3	51.7
Net earnings attributable to noncontrolling interest	(0.4)	(0.5)
Net earnings attributable to Modine	$73.9	$51.2

Net earnings per share attributable to Modine shareholders – diluted	$1.37	$0.95

Weighted-average shares outstanding – diluted	54.0	53.7

Condensed consolidated balance sheets (unaudited)

(In millions)

	June 30, 2026	March 31, 2026
Assets
Cash and cash equivalents	$95.3	$73.5
Trade receivables	659.9	731.0
Inventories	609.0	506.1
Other current assets	162.7	105.5
Total current assets	1,526.9	1,416.1
Property, plant and equipment – net	536.1	520.9
Intangible assets – net	190.2	197.0
Goodwill	290.2	292.1
Deferred income taxes	88.7	85.3
Other noncurrent assets	163.3	163.2
Total assets	$2,795.4	$2,674.6

Liabilities and shareholders’ equity
Debt due within one year	$52.0	$51.4
Accounts payable	508.9	464.8
Other current liabilities	188.9	212.7
Total current liabilities	749.8	728.9
Long-term debt	476.2	384.9
Other noncurrent liabilities	359.6	358.0
Total liabilities	1,585.6	1,471.8
Total equity	1,209.8	1,202.8
Total liabilities & equity	$2,795.4	$2,674.6

Modine Manufacturing Company

Condensed consolidated statements of cash flows (unaudited)

(In millions)

	Three months ended June 30,
	2026	2025
Cash flows from operating activities:
Net earnings	$74.3	$51.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	20.7	19.0
Stock-based compensation expense	8.0	5.3
Deferred income taxes	(3.8)	0.7
Other – net	1.1	2.6
Changes in operating assets and liabilities:
Trade accounts receivable	68.3	(10.6)
Inventories	(105.4)	(61.6)
Accounts payable	58.0	46.7
Other assets and liabilities	(79.8)	(26.1)
Net cash provided by operating activities	41.4	27.7

Cash flows from investing activities:
Expenditures for property, plant and equipment	(46.4)	(27.5)
Payments for business acquisitions, net of cash acquired	—	(119.0)
Other – net	—	2.5
Net cash used for investing activities	(46.4)	(144.0)

Cash flows from financing activities:
Net increase in debt	91.9	172.0
Purchases of treasury stock	(64.6)	(5.1)
Other – net	(0.2)	—
Net cash provided by financing activities	27.1	166.9

Effect of exchange rate changes on cash	(0.3)	2.2

Net increase in cash, cash equivalents and restricted cash	21.8	52.8

Cash, cash equivalents and restricted cash – beginning of period	73.7	71.9
Cash, cash equivalents and restricted cash – end of period	$95.5	$124.7

Modine Manufacturing Company

Segment operating results (unaudited)

(In millions)

	Three months ended June 30,
	2026	2025
Net sales:
Data Centers	$348.6	$183.7
Commercial HVAC	261.6	214.2
Performance Technologies	277.8	285.5
Segment total	888.0	683.4
Corporate and eliminations	(13.9)	(0.6)
Net sales	$874.1	$682.8

	Three months ended June 30,
	2026		2025
	$’s	% of sales	$’s	% of sales
Gross profit:
Data Centers	$70.3	20.2%	$54.7	29.8%
Commercial HVAC	63.9	24.4%	58.2	27.2%
Performance Technologies	48.8	17.6%	51.9	18.2%
Segment total	183.0	20.6%	164.8	24.1%
Corporate and eliminations	(1.0)	—	0.6	—
Gross profit	$182.0	20.8%	$165.4	24.2%

	Three months ended June 30,
	2026	2025
Operating income:
Data Centers	$46.3	$34.7
Commercial HVAC	31.4	32.2
Performance Technologies	27.6	26.5
Segment total	105.3	93.4
Corporate and eliminations	(30.5)	(17.7)
Operating income	$74.8	$75.7

Modine Manufacturing Company

Adjusted financial results (unaudited)

(In millions, except per share amounts)

	Three months ended June 30,
	2026	2025
Net earnings	$74.3	$51.7
Interest expense	6.4	5.8
(Benefit) provision for income taxes	(5.7)	14.0
Depreciation and amortization expense	20.7	19.0
Other (income) expense – net	(0.2)	4.2
Restructuring expenses (a)	3.9	4.8
Disposition costs (b)	7.1	—
Acquisition and integration costs (c)	—	1.9
Adjusted EBITDA	$106.5	$101.4

Net earnings per share attributable to Modine shareholders – diluted	$1.37	$0.95
Restructuring expenses (a)	0.06	0.08
Disposition costs (b)	0.10	—
Acquisition and integration costs (c)	—	0.03
Adjusted earnings per share	$1.53	$1.06
____

(a)	Restructuring expenses primarily consist of employee severance expenses and equipment transfer costs. The tax benefit related to restructuring expenses during both the first quarter of fiscal 2027 and fiscal 2026 was $0.7 million.

(b)	Disposition costs primarily relate to the pending Reverse Morris Trust transaction with Gentherm and include fees for legal, accounting, tax, and other professional services and other costs directly related to the transaction. The tax benefit related to the disposition costs during the first quarter of fiscal 2027 was $1.7 million.

(c)	Acquisition and integration costs primarily related to the Company’s fiscal 2026 acquisitions, including L.B. White, AbsolutAire, and Climate by Design International. The costs primarily included fees for legal, accounting, and other professional services and costs directly associated with integration activities. In addition, the adjustment for the first quarter of fiscal 2026 includes $0.2 million for the impact of an inventory purchase accounting adjustment. The tax benefit related to the acquisition-related costs and adjustments during the first quarter of fiscal 2026 was $0.4 million.

Modine Manufacturing Company

Segment adjusted financial results (unaudited)

(In millions)

	Three months ended June 30, 2026					Three months ended June 30, 2025
	Data	Commercial	Performance	Corporate and		Data	Commercial	Performance	Corporate and
	Centers	HVAC	Technologies	eliminations	Total	Centers	HVAC	Technologies	eliminations	Total
Operating income	$46.3	$31.4	$27.6	$(30.5)	$74.8	$34.7	$32.2	$26.5	$(17.7)	$75.7
Depreciation and amortization expense	5.4	8.0	6.9	0.4	20.7	5.7	5.5	7.5	0.3	19.0
Restructuring expenses (a)	—	2.2	1.7	—	3.9	0.2	1.1	3.5	—	4.8
Disposition costs (a)	—	—	—	7.1	7.1	—	—	—	—	—
Acquisition and integration costs (a)	—	—	—	—	—	—	—	—	1.9	1.9
Adjusted EBITDA	$51.7	$41.6	$36.2	$(23.0)	$106.5	$40.6	$38.8	$37.5	$(15.5)	$101.4

Net sales	$348.6	$261.6	$277.8	$(13.9)	$874.1	$183.7	$214.2	$285.5	$(0.6)	$682.8
Adjusted EBITDA margin	14.8%	15.9%	13.0%		12.2%	22.1%	18.1%	13.1%		14.9%
____

(a)	See the Adjusted EBITDA reconciliations on the previous page for information on restructuring expenses and other adjustments.

Modine Manufacturing Company

Net debt (unaudited)

(In millions)

	June 30, 2026	March 31, 2026
Debt due within one year	$52.0	$51.4
Long-term debt	476.2	384.9
Total debt	528.2	436.3

Less: cash and cash equivalents	95.3	73.5
Net debt	$432.9	$362.8

Free cash flow (unaudited)

(In millions)

	Three months ended June 30,
	2026	2025
Net cash provided by operating activities	$41.4	$27.7
Expenditures for property, plant and equipment	(46.4)	(27.5)
Free cash flow	$(5.0)	$0.2

Organic sales and organic sales growth (unaudited)

(In millions)

	Three months ended June 30, 2026				Three months ended June 30, 2025
		Effect of					Sales	Organic
	External	Exchange Rate	Effect of	Organic	External	Effect of	Excluding	Sales
	Sales	Changes	Acquisitions	Sales	Sales	Dispositions	Dispositions	Growth
Net sales:
Data Centers	$348.4	$—	$—	$348.4	$183.6	$—	$183.6	90%
Commercial HVAC	247.9	(2.0)	(19.7)	226.2	213.7	—	213.7	6%
Performance Technologies	277.8	(4.1)	—	273.7	285.5	—	285.5	(4)%
Net Sales	$874.1	$(6.1)	$(19.7)	$848.3	$682.8	$—	$682.8	24%

SOURCE: Modine

Kathleen Powers

(262) 636-1687

kathleen.t.powers@modine.com